NEWS RELEASE

SOUTHWESTERN ENERGY COMPANY PROMOTES

WILLIAM J. WAY TO PRESIDENT

Houston, Texas –  December 10, 2014…Southwestern Energy Company (NYSE: SWN) announced today that Bill Way has been promoted to President of the company.  Mr. Way will also continue to serve in his current role as Chief Operating Officer, which he has held since joining the company in September 2011.    Mr. Way earned his undergraduate degree from Texas A&M University in Industrial Engineering and has an MBA from The Massachusetts Institute of Technology and has over 30 years of international oil and gas industry experience serving in multiple operational and technical leadership roles prior to joining Southwestern at BG Group plc and ConocoPhillips.

“Since joining the Southwestern team,  Bill’s dedication and leadership have been key in consistently delivering results for the company and creating value for shareholders.  I look forward to continuing our teamwork in his expanded capacity,” stated Steve Mueller, who continues in his role as Chairman and Chief Executive Officer of Southwestern Energy.

Mr. Way serves on the board of directors for the Mays MBA Program and International Programs Board at Texas A&M University. He also serves on the board of directors for the Cameron School of Business at University of St. Thomas and is a Director for the Boys and Girls Country organization in Houston.  He is a native of Houston and is a Registered Professional Engineer with the State of Texas.

Southwestern Energy Company is an independent energy company whose wholly-owned subsidiaries are engaged in natural gas and oil exploration and production and natural gas gathering and marketing. Additional information about the company can be found on the internet at http://www.swn.com.

Contacts:	R. Craig Owen	Michael Hancock
	Senior Vice President	Director, Investor Relations
	and Chief Financial Officer	(281) 618-7367
	(281) 618-2808	michael_hancock@swn.com

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